Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	James McMonagle
Vice President and Chief Financial Officer
(610) 487-0904

AMREP REPORTS THIRD QUARTER FISCAL 2020 RESULTS

Plymouth Meeting, Pennsylvania, March 9, 2020 – AMREP Corporation (NYSE: AXR) today reported net income of $338,000, or $0.04 per share, for its 2020 fiscal third quarter ended January 31, 2020 compared to a net loss of $32,000, or $0.00 per share, for the same period of the prior year. For the first nine months of 2020, AMREP had a net loss of $2,027,000, or $0.25 per share, compared to net income of $84,000, or $0.01 per share, for the same period of 2019.

The results of the third quarter of the prior year reflected a net loss from continuing operations of $1,455,000 and net income from discontinued operations of $1,423,000. The first nine months of the prior year reflected a net loss from continuing operations of $2,696,000 and net income from discontinued operations of $2,780,000. Discontinued operations resulted from the sale of AMREP’s fulfillment services business in April 2019.

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2020	2019

Revenues	$5,287,000	$2,381,000

Net income (loss) from continuing operations	$338,000	$(1,455,000)

Net income from discontinued operations	-	$1,423,000

Net income (loss)	$338,000	$(32,000)

Income (loss) per share from continuing operations – Basic and Diluted	$0.04	$(0.18)

Income per share from discontinued operations – Basic and Diluted	-	$0.18

Income (loss) per share – Basic and Diluted	$0.04	$(0.00)

Weighted average number of common shares outstanding - basic	8,138,000	8,103,000
Weighted average number of common shares outstanding - diluted	8,174,000	8,103,000

	Nine Months Ended January 31,
	2020	2019

Revenues	$14,014,000	$9,239,000

Net (loss) from continuing operations	$(2,027,000)	$(2,696,000)

Net income from discontinued operations	-	$2,780,000

Net (loss) income	$(2,027,000)	$84,000

(Loss) per share from continuing operations – Basic and Diluted	$(0.25)	$(0.33)

Income per share from discontinued operations – Basic and Diluted	-	$0.34

(Loss) income per share – Basic and Diluted	$(0.25)	$0.01

Weighted average number of common shares outstanding - basic	8,129,000	8,095,000
Weighted average number of common shares outstanding - diluted	8,129,000	8,140,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).